COOPERATIVE JOINT VENTURE CONTRACT

COOPERATIVE JOINT VENTURE CONTRACT

For the establishment of

Natcore Technology (Zhuzhou) Co., Ltd.

by and between

Zhuzhou Hexing Industrial Co., Ltd.

and

Natcore Asia Technology, Limited

September 21, 2010

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COOPERATIVE JOINT VENTURE CONTRACT

This COOPERATIVE JOINT VENTURE CONTRACT (the “Contract”) is made and entered into as of September 20, 2010 in the People’s Republic of China (the “PRC” or “China”) by and between the following parties in accordance with the Law of the People’s Republic of China on Sino-Foreign Cooperative Joint Ventures and its implementing measures (the “Cooperative Joint Venture Law”), and other relevant Chinese laws and regulations adopted in principal place of the cooperative joint venture:

(1)

Zhuzhou Hexing Industrial Co., Ltd. a company duly incorporated and validly existing under the PRC law, whose registered office is at 5th Fl. Huanzhou Town, Lusong District, Zhuzhou City, Hu’nan Province (“Party A”); and

(2)

Natcore Asia Technology, Limited, a company duly incorporated and validly existing under the laws of the Hong Kong Special Administrative Region (“Hong Kong”), whose registered office is at Suite 2208, 22/F, Jardine House, 1 Connaught Place, Central, Hong Kong (“Party B”).

In this Contract, Party A and Party B hereinafter shall be referred to as the “Parties” collectively and a “Party” individually. On the basis of mutual respects and benefits, the Parties have agreed to establish a Sino-Foreign Cooperative Joint Venture (the “CJV”) pursuant to the terms and conditions of this Contract.

ARTICLE 1 DEFINITIONS

Unless the terms or context of this Contract otherwise provided, the following terms shall have the meanings set out below:

1.1

“Affiliate” means, in relation to a Party, any company or entity which, through ownership of voting stock (shares), membership interests, or otherwise, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the Party.

1.2	“Approval Authority” shall mean the Ministry of Commerce and/or its local branch offices, or other government entities required by Chinese Law to grant approval to this Contract.

1.3	“Board” shall mean the board of Directors of the CJV.

1.4	“Business Day” shall mean a day on which banks are open for business in the PRC and Hong Kong (excluding Saturdays, Sundays and public holidays).

1.5	“China” or “PRC” shall mean the People’s Republic of China, exclusive of the Hong Kong Special Administrative Region, the Macau Special Administrative Region, and Taiwan.

1.6	“Director” shall mean any individual who serves as a member of the Board of the CJV.

1.7	“Effective Date” shall mean the effective date of this Contract, which shall be the date of the approval issued by the Approval Authority in respect of this Contract.

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1.8	“Joint Venture Term” shall mean the term of the CJV as set forth in Article 15.

1.9	“Renminbi” or “RMB” shall mean the lawful currency of China.

1.10	“SAFE” shall mean the State Administration of Foreign Exchange of China and/or its local branch (as appropriate to the context).

1.11	“SAIC” shall mean the State Administration of Industry and Commerce of China and/or its local branches (as appropriate to the context).

1.12	“U.S.” shall mean the United States of America.

1.13	“United States Dollars,” “U.S. Dollars”, “USD” and “US$” shall mean the lawful currency of the United States of America

1.14	“Management Personnel” shall mean the General Manager, Chief Financial Officer (“CFO”) and the other Management Personnel designated as such by the Board.

1.15	“Working Personnel” shall mean the employees of the CJV except the Management Personnel.

ARTICLE 2 PARTIES TO THE CJV

2.1	The Parties

The Parties to the CJV are:

(1)

Zhuzhou Hexing Industrial Co., Ltd., a limited liability company duly incorporated and validly existing under the laws of China with its registered address at 5th Fl. Huanzhou Town, Lusong District, Zhuzhou City, Hu’nan Province.

Legal Representative: Xu Aimin
Title: Chairman
Nationality: PRC

(2)

Natcore Asia Technology, Limited, a limited liability company duly incorporated and validly existing under the laws of Hong Kong with its registered address at Suite 2208, 22/F, Jardine House, 1 Connaught Place, Central, Hong Kong.

Legal Representative: Charles Robert PROVINI
Title: President
Nationality: USA

2.2	Representations and Warranties

The Parties hereby represent and warrant to each other that:

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(1)	Such Party is a duly organized, validly existing company and in good standing under the laws of the place of its establishment or incorporation.

(2)

Such Party has all requisite power, authority and approval required to enter into this Contract; and upon the Effective Date, will have all requisite power, authority and approval to perform fully each and every obligation under this Contract

(3)

Such Party has taken all action necessary to authorize it to enter into this Contract and such Party’s representative (if applicable) whose signature is affixed to this Contract is fully authorized to sign this Contract or other similar documents, and to bind such Party thereby, pursuant to a valid authorization or other such similar instrument.

(4)	Upon the Effective Date, this Contract shall constitute valid and binding legal obligations of such Party.

(5)

Neither the execution of this Contract, nor the performance of such Party’s obligations under this Contract, will conflict with, or result in a breach of, or constitute a default under, any provision of the articles of incorporation, business license, by-laws or articles of association of such Party, or any law, rule, regulation, authorization or approval of any government agency or body, or any contract or agreement to which it is a party or is subject.

(6)

There is no lawsuit, arbitration or legal, administrative or other proceeding or governmental investigation pending or, (to the best knowledge of such Party), threatened against such Party with respect to the subject matter of this Contract that would affect in any way such Party’s ability to enter into or perform this Contract.

ARTICLE 3 ESTABLISHMENT OF THE CJV

3.1	Establishment of the CJV

The Parties hereby agree to establish the CJV in accordance with the Cooperative Joint Venture Law and the provisions of this Contract. The legal service fees paid for the establishment of the CJV shall be born by the CJV.

3.2	Name and Address of the CJV

(1) Name: The name of the CJV shall be in Chinese: and in English: Natcore Technology (Zhuzhou) Co., Ltd.

(2) Address: The legal address of the CJV shall be Zone No. 52, Liyu Industry Zone, the National High-tech Industrial Development Zone, Zhuzhou City, Hu’nan Province.

3.3	Commencement of Operations

The CJV shall commence operations upon the issuance of its business license.

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ARTICLE 4 PURPOSE AND SCOPE OF BUSINESS

4.1	Purpose of the CJV

The purpose of the CJV is as follows:

(1)

Use Party B’s licensing technology to develop and sell Anti-Reflective Coating on solar cells (the “ARC System”) liquid phase deposition process and equipment; or other similar liquid deposition technology, such as passivation of LPD / SiN, SiN / PLD technology on crystalline silicon or thin film cell surface; as well as optical or surface enhancement application of other crystalline silicon cells or thin film cells (collectively referred to as the “Technologies”).

(2) Promote the Technologies through China and worldwide sales and marketing channels: through sales channels distributing the Technologies including licensing agreements and appropriate franchising;

(3) Promote the Technologies through appropriate development agreements with research centers / national laboratories, equipment manufacturers or end-users;

(4) Develop add-on intellectual property rights facilitating technology commercialization;

(5) Research & develop a self-closing, self-compensation prototype for the production of ARC System or similar materials in crystalline silicon and solar thin film cells;

(6) Produce products marketable in China and the world markets, the products can be with or without self-closing, self-compensation ARC System beneficial to subsequent sales.

4.2	Scope of Business of the CJV

The scope of business of the CJV is as follows: to develop, manufacture, distribute and sell anti-reflective coating and related products, and to provide related after-sales and consulting services.

ARTICLE 5 TOTAL INVESTMENT AND REGISTERED CAPITAL

5.1	Total Investment

The CJV’s total investment shall be USD $3,000,000.

5.2	Total Amount of Registered Capital

The CJV’s total amount of registered capital shall be USD $3,000,000.

5.3	Capital Contribution and Cooperation Condition

(1) Capital Contribution

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Party A shall contribute to the CJVan amount equivalent to USD $2,500,000 in RMB and Party B shall contribute to the CJV an amount of USD $500,000 in cash.

(2)	Cooperation Condition

(i)

Party A shall, within thirty (30) days upon execution of this Contract, at its own expense, reconstruct the plant which is located at Zone No. 52, Liyu Industry Zone, the National High-tech Industrial Development Zone, Zhuzhou City, Hu’nan Province and owned by Party A’s Affiliate Hunan Chuangke Silicon Co., Ltd. (“Chuangke Silicon”). The reconstructed plant shall meet the following conditions in order to comply with the standards of usage of common plants and pass the acceptance inspection:

a.

The plant shall comply with the relevant national building standards of the PRC, such as fire control, power supply, water supply and sewerage and etc., including but not limited to, applying 380 voltage output, supplying water, refitting the road, reinforcing the doors and windows, whitewashing walls and reserving ancillary facilities for telecommunications; and

		b.	The plant shall conform to the fire control safety requirements of common plants.

The CJV shall, within five (5) Business Days upon the date of issuance of the CJV’s business license or the date of the reconstructed plant passing the acceptance inspection (whichever occurs later), enter into a plant lease agreement (the “Lease Agreement”) with Chuangke Silicon to rent the reconstructed plant and the CJV shall pay rent to Chuangke Silicon in accordance with the prevailing market price in Zhuzhou to lease a plant which is under the same conditions with the reconstructed one. After the Lease Agreement is executed, Party A shall, at the cost of the CJV, assist the CJV to establish a number of research, development and production facilities to meet relevant requirements on ventilation, water supply, production scale, electricity, security and waste disposal.

	(ii)	Party B shall provide the CJV with a license to use certain technologies related to the operation of the CJV.

(3)

Both Parties shall make their capital contributions within six (6) months from the date of obtaining the CJV’s business license. After the CJV has completed the foreign exchange registration with the SAFE and opened a foreign currency capital account (the “Account”), Party B shall immediately wire transfer its portion of the registered capital in US dollars in the amount of USD $500,000 to the Account and deliver the copy of the remittance slip to Party A. Party A shall contribute its portion of the registered capital in RMB equivalent of USD $2,500,000 to the CJV no later than three (3) Business Days after receiving the copy of the remittance slip from Party B.

(4)

RMB/USD exchange rate will be the average between the buying rate and the selling rate based upon People’s Bank of China’s published exchange rates on the day the capital is contributed by the Parties.

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(5)

If a Party fails to make its registered capital contribution in accordance with the above (1) and (3), the other Party has the right, but not the obligation to request amendment to the Contract and other relevant documents in respect of the CJV to adjust the ratio of the interests held by the Parties in the CJV and of the profit sharing between the Parties based on their actual contributions. The breaching party shall cooperate with such amendment. Such amendment shall be submitted to the Approval Authority for approval and to SAIC for registration, and shall take effect upon such approval and registration.

5.4	Capital Contribution Certificate

After each Party has made its capital contribution or provided its cooperation conditions pursuant to this Article 5, a Chinese registered accountant shall verify the payment or the provision in each installment and issue a contribution verification report. Thereupon, the CJV shall issue within 30 days after the payment or provision in full of the contribution a final capital contribution certificate signed by the legal representative of the CJV.

5.5	Assignment of Interest

(1)

Subject to Article 15.1 hereunder, in the event that either Party needs to assign its interest in the CJV in whole or in part to any third party, it shall obtain written consent from the other Party hereof and the unanimous approval by the Board, and shall submit relevant documentation to the relevant Approval Authority for its approval.

(2) Upon receipt of the approval of the Approval Authority, the CJV shall register the change with the SAIC.

5.6	Increase of Registered Capital

(1) The registered capital may be increased during the Joint Venture Term with the written consent of the Parties and the unanimous approval of the Board.

(2)

An agreement to increase the registered capital must be submitted to the Approval Authority for examination and approval before it becomes effective. Upon receipt of the approval of the Approval Authority, the CJV shall register the increase with the SAIC.

5.7	Reduction of Registered Capital

The Parties agree that, during the Joint Venture Term, the CJV shall not reduce the amount of registered capital.

5.8	Encumbrance of Registered Capital

Without prior written consent from other Party, neither Party shall mortgage, pledge, or otherwise encumber in part or in whole its registered capital, or other rights or interest in the CJV.

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ARTICLE 6 UTILIZATION OF INTELLECTUAL PROPERTY OF THE CJV

6.1	Party B shall ensure that the liquid phase deposition technology (the “Technology”) is developed by the Rice University, and has received the United States Patent No US 2006/013 5001 A1.

6.2

Party B shall ensure its sole shareholder, Natcore Technology Inc., has entered into an exclusive patent licensing agreement on the Technology with the Rice University on March 31, 2004 (See attachment of the exclusive patent licensing agreement).

6.3

Party B shall ensure that Natcore Technology Inc. or it will authorize the CJV exclusive rights to use the technology globally by a Letter of Authorization, and that all intellectual properties generated during the term of the CJV shall belong to the CJV.

6.4

The copyright fees required for using the technology shall be paid by the CJV by 2%of the difference between sales revenue and cost, and the royalties should be included in the production costs of the CJV.

6.5

Party B shall authorize the CJV to use the following intellectual properties, R & D facilities and personnel: meeting Professor Andrew Barron, meeting with Dr. Dennis Flood, and using shared R&D resources of the Rice University and the equipment of the Nanotech West Laboratory with a reasonable business purposes in order to promote realization of the established goals of the CJV.

6.6

Party A shall ensure that the intellectual property rights owned by Party B and Natcore Technology Inc. shall not violated by any other companies or individuals within the territory of PRC. Party A shall be liable for any infringement caused to the intellectual property rights owned by Party B and Natcore Technology Inc. conducted by any company or individual (including the CJV and its employees). Party B shall ensure the clean and lawful ownership of its intellectual properties.

ARTICLE 7 SALES AND DISTRIBUTION

7.1	The Parties agree that the CJV shall permanently enjoy exclusive production rights and distribution rights of the ARC System in China.

7.2

The Parties agree that, from the date the first technology products of the CJV is delivered to users, the CJV shall have the exclusive right of five (5) years to produce and distribute the ARC System in the global market.

ARTICLE 8 BOARD OF DIRECTORS

8.1	Formation of the Board

(1) The date on which the CJV obtains its business license shall be considered the date of establishment of the Board.

(2) The Board shall consist of five (5) Directors, two (2) of whom shall be appointed by Party A and three (3) of whom shall be appointed by Party B.

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The CJV shall maintain one (1) chairman of the Board, who shall be appointed by Party B. The legal representative of the CJV shall be the chairman of the Board. The CJV shall maintain one (1) vice chairman, who shall be appointed by Party A. In the event that the chairman is unable to or fails to exercise his/her rights and duties, the vice chairman or another Director shall be authorized to temporarily perform the powers of the chairman.

(3)

At the time this Contract is executed and each time any Director is appointed or removed, the Party which made such appointment or removal shall promptly notify other Party in writing of the same. Any appointment or removal of Director(s) shall take effect from the date it is notified to the CJV in writing, and shall be filed with the SAIC for the record.

(4)

Each Director shall be appointed for a term of three (3) years and may serve consecutive terms if reappointed by the Party which originally appointed him. If a seat on the Board is vacant due to retirement, resignation, illness, disability or death of a Director or by the removal of such Director by the Party which originally appointed him, the Party which originally appointed such Director shall appoint a successor to serve the remainder of such Director’s term. Each Party may replace its appointed Director at its own discretion.

8.2	Meetings and Powers of the Board

	(1)	The Board shall be the highest authority of the CJV.

(2)

The first Board meeting shall be held within fifteen (15) Business Days after the day of issuance of the business license. The meeting shall be convened by chairman. Where the chairman fails to perform his/her duty, the vice chairman shall convene the meeting. Upon the written request of two or more of the Directors specifying the matters to be discussed, the chairman may convene an interim meeting of the Board by a written notice ten (10) Business Days in advance.

(3)

Board meetings shall be held at the registered address of the CJV or a place inside or outside of China as designated by the chairman. Meetings shall be held at least once per year on prior written notice to all Directors (Such notice shall be given 15 days prior to the meeting date). A notice of a Board meeting shall cover the agenda, all relevant data and documents, time and place for such meeting. A board meeting convened without proper notice to all Directors shall be deemed null and void, unless the relevant Director(s) has submitted to the chairman and vice chairman of the Board a written statement waiving such notice requirement before or after the meeting. The chairman of the Board shall be responsible for convening and presiding over such meetings. In the event that chairman fails to perform his/her duty, the vice chairman shall convene and preside over such meetings.

(4)

In case a Board member is unable to participate in a Board meeting in person, he may issue a proxy and entrust another person to participate in the meeting on his behalf. The representative so entrusted shall exercise rights within the scope of being authorized. If a Board member fails to participate or to entrust another to participate, he will be deemed as having waived such right. A Board member may also participate by telephone or other electronic method, provided that each Director in such a meeting may hear and be heard by all other Directors. In the event of Directors participating meetings by telephone or other electronic method, the voting process shall be tape recorded.

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(5)

Four (4) or more Directors present in person, by telephone or other electronic means, or by proxy shall constitute a quorum which shall be necessary for the conduct of business at any meeting of the Board.

(6)	Each Director present in person, by telephone or other electronic means, or by proxy at a meeting of the Board of Directors shall have one vote.

(7)

In exercising their powers, the Directors shall be obliged to act in the best interests of the CJV, which shall prevail in the event of any conflict between them and the interests of the Party who appointed that Director.

(8)

Resolutions involving the following matters shall only be adopted upon the unanimous affirmative vote of all Directors of the Board present at the meeting, whether in person or by telephone or other electronic means:

	a)	amendment to the article of associations;

	b)	increase or reduction of the CJV’s registered capital;

	c)	termination or dissolution of the CJV; and

	d)	merger or division of the CJV.

(9)

Except for the issues listed in Article 8.2(8), all other issues that require resolutions by the Board may be motioned at a duly convened meeting of the Board and must be adopted by the affirmative vote by four (4) or more Directors.

(10)

Any action by the Board may be taken without a meeting if all members of the Board consent in writing to such action. Such written consent shall be filed with the minutes of the Board and shall have the same effect as a unanimous affirmative vote of all Directors of the Board at a convened meeting of the Board

(11)

The Board will cause complete and accurate minutes of all meetings to be kept (in both English and Chinese) (including a copy of the notice of the meeting) and of business transacted at such meetings. Minutes of all meetings of the Board shall be distributed to all the Directors as soon as practicable after each meeting (but not later than 10 Business Days from the day of such meeting). Any Director who wishes to propose any amendment or addition thereto shall submit the same in writing to the chairman and the vice-chairman within 10 Business Days after receipt of the proposed minutes. The minutes shall be finalized by the chairman not later than 30 Business Days after the relevant meeting and signed by all the Directors within 10 Business Days after receipt of the final minutes.

(12)

Members of the Board shall serve without any remuneration, but all reasonable costs incurred by the Directors, including but not limited to travel and accommodation expenses, in the performance of their duties as members of the Board, shall be borne by the CJV.

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	(13)	All information discussed at Board meetings shall be treated as confidential by the Directors and shall not be disclosed to any third party unless required by law.

(14)

The CJV shall bear all liabilities incurred to any Directors due to his or her identity as Director, except for such liabilities caused by the willful misconduct, gross negligence or violation of criminal causes by such Director.

ARTICLE 9 SUPERVISOR

9.1	Functions of Supervisor

The CJV shall have two supervisors (“Supervisors”). Each of Party A and Party B has the right to appoint one. The Supervisors shall exercise the following functions:

	(1)	to examine the financial affairs of the CJV;

	(2)	to bring the proposal to dismiss those Directors and senior executives violating the laws, administrative regulations and/or the articles of association of the CJV;

(3)

to investigate any irregularities in the CJV’s operations which the supervisor discovers and, if necessary and with the consent of the investors in writing, engage at the expense of the CJV a professional services firm to assist in such investigations; and

	(4)	to perform all other duties which may not be abrogated by contractual agreement under applicable law.

9.2	Term of Office

The term of the office of each Supervisor is three years, and may be renewed or shortened by the Party appointing the Supervisor. A Party removing its designated Supervisor may replace such Supervisor with someone it otherwise designates.

93	Attendance in the Board Meeting

The Supervisors may attend the meetings of the Board as non-voting attendees, and may make enquiries and suggestion on the matters decided by the Board.

9.4	Expenses

All reasonable expenses required by the Supervisors in the exercise of their functions and powers shall be borne by the CJV.

9.5	Records

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The Supervisors shall keep up to date written records of decisions and actions taken in discharging their duties. A copy of such records shall be given to the Parties.

ARTICLE 10 OPERATION AND MANAGEMENT

10.1

The CJV shall adopt a “General Manager Assumes Full Responsibility” management system under which Management Personnel shall be responsible to and under the leadership of the Board. The CJV shall have one General Manager, one CFO, and other Management Personnel confirmed by the Board. The General Manager shall be jointly nominated by Party A and Party B, and the CFO shall be nominated by Party B. The Parties agree that the CFO nominated by Party B shall speak English and shall be competent in U.S. GAAP standards and procedures. Subject to the aforementioned nominations, the appointment and removal of the General Manager, CFO and other Management Personnel shall be decided by a vote cast by the Board. If the General Manager or the CFO is removed by the Board, a successor shall be nominated and appointed in the same manner as the original appointee.

10.2

The General Manager shall be in charge of the day-to-day operations and management of the CJV. The General Manager shall be responsible to the Board and shall carry out all matters entrusted to him by the Board. The CFO shall assist and report to the General Manager in their work and shall be accountable to the General Manager. The General Manager and the CFO shall perform all duties as described in the Contract and the articles of association of the CJV. The General Manager, CFO and other Management Personnel shall not hold posts concurrently with other enterprises in competition with the CJV.

10.3	The responsibilities of the General Manager are set forth as below:

	(1)	organizes, plans, directs and supervises operations of the CJV under the leadership of the Board;

	(2)	organizes and coordinates the implementation of the budget plans of the CJV to ensure its compliance with financial policies and establishing priorities of the CJV;

	(3)	formulates and implements a strategy for fiscal and capital improvement which are approved by the Board;

	(4)	formulates, implements and monitors the organizational budgets which are approved by the Board;

	(5)	represents the CJV’s interest before local state provincial and federal agencies;

	(6)	attends conferences and public and professional meetings;

	(7)	plans, implements and coordinates technical and administrative programs;

	(8)	develops internal management structure and integrate this structure with the technology side of the CJV;

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	(9)	develops the CJV’s specific rules and regulations;

	(10)	takes responsibility for product quality control;

	(11)	takes responsibility for establishing the operation policies and strategies of the CJV in expectation for obtaining profitabilities of the CJV;

	(12)	takes responsibility for the technology development and IP worldwide; and

	(13)	implements all the resolutions adopted by the Board.

10.4	The responsibilities of the CFO are set forth as below:

	(1)	directs the fiscal functions of the CJV in accordance with both US GAAP and China Accounting Standards;

	(2)	integrates Chinese Financial Statements into US Financial Statements for a US public company in accordance with US GAAP;

	(3)	provides strategic financial leadership for the CJV by working with the Management Personnel of the CJV to establish long-term goals and planning;

	(4)	supervises bid activities for commercial and government contracts;

	(5)	achieves growth through strategic marketing and sales force management;

	(6)	takes responsibility for financial planning and banking relations;

	(7)	communicates to government, board, shareholders, investors, brokerage firms; and

	(8)	takes responsibility for English and Mandarin Financial Reporting.

10.5

Without limiting the authority of the Board to remove the General Manager, CFO and other management personnel, the Board shall have the authority to dismiss at any time the General Manager, CFO and any of the Management Personnel in the event that the Board determines that the General Manager, CFO or any of the Management Personnel have engaged in any fraudulent acts or have grossly neglected their duties or have engaged in criminal activities. In such event, the General Manager, CFO or the member of the Management Personnel (as the case may be), shall be personally liable to the CJV for any financial losses incurred by the fraudulent act, gross neglect of duties or criminal activities.

ARTICLE 11 LABOR MANAGEMENT

11.1	Governing Principle

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The General Manager shall formulate a plan for matters concerning the recruitment, employment, dismissal, wages, labor insurance, welfare benefits, reward and discipline of the workers and staff members of the CJV, in accordance with the Labor Law of the People’s Republic of China and other PRC laws and regulations and modern management standards, practices and policies. The plan shall be submitted for the approval of the Board of Directors.

11.2	Working Personnel

Working Personnel shall be employed by the CJV in accordance with contracts which shall be entered into between the CJV and each worker after the establishment of the CJV. Such contracts shall establish all terms governing the employment, duties and benefits of such Working Personnel (inclusive of obligations regarding confidentiality and non-competition). The Board shall approve the general form and terms and conditions included in such contracts.

11.3	Management Personnel

	(1)	Management Personnel shall be employed by the CJV in accordance with the terms of individual employment contracts.

	(2)	The salary and benefits of Management Personnel shall be fixed by the Board.

11.4	Conformity with Labor Protection Regulations

The CJV shall conform to rules and regulations of the PRC government concerning labor protection and ensure safe and civilized operations. Labor insurance for the working personnel of the CJV shall be handled in accordance with the relevant regulations of the PRC government.

ARTICLE 12 FINANCIAL AFFAIRS AND ACCOUNTING 12.1 Accounting System

	(1)	The CFO of the CJV, under the leadership of the General Manager, shall be responsible for the financial management of the CJV.

(2)

The General Manager and the CFO shall establish the accounting system and procedures in accordance with the “China Accounting System for Business Enterprises”, the supplementary stipulations promulgated by the Ministry of Finance of the PRC, and then in accordance with generally accepted accounting principles as applied by Party B in its own accounts and with Party B’s reporting and management requirements. The CJV shall adopt, in accordance with the requirements of the Board, the operating and financial policies and procedures and shall prepare periodic reports of financial information. The CJV shall adopt Renminbi and/or USD as legal currency in the accounting bookkeeping. The CJV shall maintain accurate and complete accounting and other financial reports made both in English and Chinese and shall procure that such accounting records are, during normal business hours, available for inspection by each Party or its respective authorized representatives.

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	(3)	The management of the CJV shall prepare the following statements and reports for review by the Board of Directors and the Parties:

a)

Complete monthly financial reporting in response to reporting packages prepared by the Parties, sufficient for preparation of each Party’s financial reports, within four Business Days of the end of each calendar month.

		b)	Quarterly unaudited financial statements within four weeks of the end of each fiscal quarter.

c)

Financial express of the previous fiscal year, including but not limited to balance sheet, income statement, cash flow statement and statement of stockholder’s equity, within five (5) Business Days after the end of the previous fiscal year.

d)

Annual unaudited financial statements and the related report within thirty (30) days after the end of the previous fiscal year; and annual audited financial statements and the related auditor’s report within four (4) months after the end of the previous fiscal year.

	(4)	Each Director and each Party shall have the right to inspect, copy, and audit the CJV’s books of account at any time.

12.2	Auditing

	(1)	An accountant licensed in China shall be engaged by the CJV.

(2)

The Parties shall have the right to nominate internationally recognized accounting firms as the auditor of the CJV, among which the Board shall engage one as the auditor of the CJV. In the event that the Board determines that the audited statements submitted by the retained accounting firm fail to meet the standards set forth above, the Board may replace the accounting firm or retain another accounting firm (at the CJV’s expense) to supplement or adjust the work or to perform specific accounting and auditing tasks.

(3)

The Parties may, during normal business hours, appoint representatives to inspect and audit the CJV and the production premises of the CJV, inspect and audit any approved subcontractor, and any accounts and records relating to the operation of the CJV. The Parties shall cause the Directors of the CJV appointed by them, as well as any approved subcontractors, to provide assistance as required by this provision.

12.3	Bank Account and Foreign Exchange Control

The CJV shall separately open a foreign exchange account and a Renminbi account at Bank of China or the banks designated by the SAFE. The CJV’s foreign exchange transactions shall be handled in accordance with the Regulations for Exchange Control of the People s Republic of China.

12.4	Foreign Currency Equilibrium

The CJV shall use its best to maintain the foreign currency s equilibrium by all methods permitted by the PRC laws.

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12.5	Fiscal Year

The CJV shall adopt the calendar year as its fiscal year, which shall begin on January 1 and end on December 31 of the same year.

12.6	Periodic Reports

The CJV shall provide each Party with:

		a)	monthly accounts and progress reports;

		b)	audited accounts of the CJV;

		c)	copies of bank statements on a monthly basis;

		d)	such further information as each Party may from time to time reasonably require as to all matters relating to the businesses or the financial position of the CJV; and

		e)	a quarterly report on the CJV’s performance during the current fiscal year of the CJV compared to budget.

12.7	Distribution of CJV’s Net Profit

(1)

If the PRC laws and regulations require to establish employee bonus and welfare fund and other statutory reserves, the CJV shall comply with such requirements to the extent of meeting the lowest standards as required thereby;

	(2)	The after-tax net profit shall be determined in accordance with applicable PRC accounting regulations by the Board according to the annual final accounting;

	(3)	The distributable net profit of the CJV shall be distributed among the Parties pursuant to the following proportions: Party A 45% and Party B 55%.

(4)

The Board of Directors shall determine the distribution of the net profit. The Board of Directors shall, after deducting necessary reserve as compulsorily required under relevant laws and regulations, distribute the distributable net profit to the Parties pursuant to section 11.7(3), and the net profit distributed to the Parties shall be no less than fifty percent (50%) of the aggregate net profit of the CJV in that year. In the event the CJV has an investment plan or other significant business plans, after obtaining the consent of the Parties, the Board may adjust the proportion of the net profit used to be distributed to the Parties in the aggregate net profit of the CJV in that year. The Board and the General Manager shall ensure to distribute CJV’s distributable net profit to Parties in each fiscal year when it is available. Such distribution shall be made no later than the end of June in the next calendar year.

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ARTICLE 13 TAXATION AND INSURANCE

13.1	Taxes

The CJV shall pay tax under the relevant laws of China, Chinese and foreign management and working personnel shall pay their individual income tax in accordance with the tax laws of China.

13.2	Insurance

The CJV shall take out and maintain insurance of the CJV with a PRC insurance company, to protect the CJV against various types of disasters during its operation. The insurance coverage, value and duration shall be decided by the Board under the provisions of the Chinese People’s Insurance Company.

ARTICLE 14 CONFIDENTIALITY

14.1	Confidentiality

(1)

From time to time, prior to and during the Joint Venture Term, either Party has disclosed or may disclose confidential and proprietary information to the other Party. In addition, the Parties may, during the term of this Contract, obtain confidential and proprietary information of the CJV or the other Party in connection with the operation of the CJV. Alternatively, the CJV may, from time to time during the term of this Contract, obtain confidential and proprietary information of the Parties. Each of the Parties receiving such information shall, during the term of this Contract and for five years thereafter:

		a)	Maintain the confidentiality of such information;

		b)	Not disclose it to any person or entity, except to their directors, senior staff and other employees who need to know such information to perform their responsibilities; and

		c)	Not utilize such information for any purpose other than the transaction contemplated herein.

	(2)	The provisions of paragraph (1) shall not apply to information that:

		a)	could be shown to be known by the receiving Party by written records made prior to disclosure by the disclosing Party;

		b)	is (or becomes) public knowledge otherwise than through the receiving Party’s breach of this Contract;

		c)	was obtained by the receiving Party from a third party having no obligation of confidentiality with respect to such information;

d)

is under the obligation to be disclosed according to law of the jurisdiction of either Party, valid order of any government entity and any court’s judgment or verdict; importance of complying with the obligations set forth in paragraph (1) above.

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(4)

If required by any Party, the CJV shall execute a separate confidentiality agreement with provisions similar to those set out above with respect to confidential and proprietary information obtained by the CJV from any Party or its Affiliates. Notwithstanding the above, the CJV shall execute non disclosure agreements with third parties to whom confidential information may be disclosed.

(5)

Each of the Parties and the CJV shall formulate rules and regulations to cause its directors, senior staff, and other employees, and those of their Affiliates to comply with the confidentiality obligation set forth in this Article 14. Certain important Working Personnel shall be required to sign a confidentiality undertaking in accordance with this section.

(6)

The know-how and any other technical information licensed or provided in any way by any Party or its Affiliate to the CJV or otherwise acquired in any way or developed by the CJV shall be used only under the conditions of its license or provision.

(7)

This Article 14 and the obligations and benefits thereunder shall survive for five years after the expiration or termination of this Contract or the transfer of its equity interest in the CJV by either Party, notwithstanding the termination, dissolution or liquidation of the CJV or the transfer of its equity interest in the CJV by either Party.

ARTICLE 15 THE JOINT VENTURE TERM

15.1	Joint Venture Term

The Joint Venture Term of the CJV shall commence upon the issuance of the Business License and shall expire 20 years therefrom. During this period, both Parties may not terminate the joint venture cooperation with any reasons unless any event of force majeure occurs or both Parties agree in writing.

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15.2	Extension of the Joint Venture Term

One year prior to the expiration of the Joint Venture Term, the Parties shall discuss whether to extend the cooperation term. If the Parties so decide, an application for such extension shall be submitted to the Approval Authority for approval no less than six months prior to the expiration of the Joint Venture Term. If only one Party wishes to extend the cooperation term, such Party shall be entitled to acquire the entire interests of the other Party in the CJV based on a purchase price determined by evaluation by an independent evaluation agency jointly determined by the Parties.

15.3	Intellectual Property

If Party B ceases to be a shareholder of the CJV for any reason, Party B’s license to the CJV to use certain technologies related to the operation of the CJV shall be automatically terminated.

ARTICLE 16 TERMINATION AND LIQUIDATION

16.1	Reasons for Termination

Neither Party shall have the right, in its sole discretion and without cause, to terminate this Contract. However, the Parties may mutually agree in writing to terminate this contract at any time. Also, any Party may submit written notice to the other Party of a desire to terminate this Contract (subject to Article 16.2) at any time if:

(1)

Any Party materially breaches this Contract or violates the articles of association of the CJV, and such breach or violation is not cured within 60 days of written notice by the other Party to the breaching Party;

	(2)	The business license of the CJV has been revoked or the Joint Venture Term was terminated and not renewed;

(3)

The CJV or any Party becomes bankrupt, or is the subject of proceedings for liquidation or dissolution (or a petition for bankruptcy has been filed with a court), or ceases to carry on business or becomes unable to pay its debts as they come due;

	(4)	All or a material part of the assets of the CJV or any Party has been received, taken-over or forfeited by the government, such that the either CJV or the Party to operate;

	(5)	Any Party transfers or dispose of its share of the registered capital of the CJV in violation of the provisions of this Contract;

	(6)	The conditions or consequences of Force Majeure (as hereinafter defined) significantly interfere with the normal functioning of the CJV for a period in excess of six months; or

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The mere submission by either Party of a notice indicating a desire to terminate this Contract shall not by itself constitute a termination of this Contract.

16.2	Notification Procedure

If a Party gives notice, pursuant to Article 16.1, of a desire to terminate this Contract, the Parties shall, within 15 Business Days after such notice is given, commence negotiations and endeavor to resolve the reason for notification of termination. In the event matters are not resolved to the satisfaction of the Parties within 15 Business Days after commencement of negotiations or the non-notifying Party refuses to commence negotiations within the period stated above, the notifying Party may terminate this Contract by giving the other Party written notice of termination and such termination shall be effective upon the approval of the Approval Authority.

16.3	Liquidation

(1)

If this Contract has been terminated for any reason and the Parties have not agreed on an acquisition of the CJV as a going concern by a Party or by a third party, then all assets of the CJV shall be valued by and liquidated under the direction of a liquidation committee formed in accordance with relevant Chinese law.

(2)

In valuing and selling physical assets, the liquidation committee shall use every effort to obtain the highest possible price for such assets, including the retention of an independent third party expert, who is knowledgeable in assessing the value of the types of assets owned or held by the CJV to assist in such valuation.

(3)

After liquidation and the settlement of all outstanding debts of the CJV and subject to the payment of any applicable taxes, the proceeds shall be paid over to the Parties in accordance with the following ratio: Party A 45% and Party B 55%.

16.4	Sale of Interests

Unless there is any mandatory provision of laws, in the event that a Party or both Parties intend to transfer or dispose of its or their interests in the CJV, the interest each Party held in the CJV shall be distributed in accordance with the following ratio: Party A 45% and Party B 55%.

16.5	Survival

To the extent permitted by law,

(a) the liabilities or duties accruing but have not been satisfied or performed by the Parties before the date of termination of this contract,

(b) the provisions of Articles Article 14, Article 16 and Article 19, and

(c)

any other provisions of this Contract required for the interpretation of above mentioned articles shall survive the termination of this Contract and the termination, dissolution or liquidation of the CJV.

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ARTICLE 17 BREACH OF CONTRACT

17.1	Liability for Breach of Contract

(1)

In the event of either Party’s breach of this Contract to render this Contract impossible to perform in part or in whole, such Party shall bear its default liabilities and compensate all damages incurred by other the Party. In the event that the Parties breach this contract, each Party shall bear its respective liability.

(2)

In the event that either Party fails to make its capital contribution or provide its cooperation conditions to the CJV three months beyond the due date stipulated in this Contract, the non-defaulting Party shall have the right to terminate this Contract (except in the event of Force Majeure).

ARTICLE 18 FORCE MAJEURE

18.1	Force Majeure

(1)

“Force Majeure” shall mean any event which is beyond the control of the Parties to this Contract, and which is unforeseen, or if foreseen, unavoidable, and which prevents total or partial performance by a Party. Such events shall include but are not limited to any strikes, lockouts, explosions, shipwrecks, acts of nature or the public enemy, terrorism, fires, flood, sabotage, accidents, wars, riots, interference by military authorities, insurrections, government action, government prohibition, and any other similar or different contingency.

(2)

If an event of Force Majeure occurs, to the extent that the contractual obligations of the Parties, or either Party that is affected by such event of Force Majeure to this Contract (except the obligations under Article 17) cannot be performed as a result of such event, such contractual obligations shall be suspended during the period of delay caused by the Force Majeure and shall be automatically extended, without penalty, for a period equal to such suspension.

(3)

The Party claiming Force Majeure shall promptly inform the other Party in writing of the occurrence and duration of such event of Force Majeure. The Party claiming Force Majeure shall also use all reasonable endeavors to eliminate or reduce the impact of such event of the Force Majeure.

(4)

In the event of Force Majeure, the Parties shall immediately consult with each other in order to find an equitable solution and shall use all reasonable endeavors to minimize the consequences of such Force Majeure.

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ARTICLE 19 DISPUTE RESOLUTION

19.1	Consultations

In the event of any dispute between the Parties arising out of or relating to the performance or interpretation of this Contract, representatives of the Parties shall, within 15 Business Days of service of a written notice from either Party to the other Party (“Dispute Notice”), hold a meeting (“Settlement Meeting”) in an effort to resolve the dispute. Tne representatives of the Parties shall make their best efforts to settle the disputes amicably through consultation.

19.2	Arbitration

(1)

If the Parties are not able to resolve a dispute within 30 Business Days after the dispatch of the Dispute Notice, whether or not a Settlement Meeting has been held, such dispute shall be referred to and finally settled by arbitration at the Changsha Arbitration Committee in accordance with then applicable arbitration rules adopted by Changsha Arbitration Committee. The arbitration tribunal shall consist of three arbitrators. The language of the arbitration shall be English and Chinese.

(2) The arbitration award shall be final and binding on the Parties, and the Parties agree to be bound thereby and to act accordingly.

(3) Unless otherwise ruled in the arbitration award, all fees (including attorney and expert fees), costs, and expenses incurred by the prevailing Party shall be born by the losing Party.

(4)

When any dispute occurs and when any dispute is under arbitration, except for the matters under dispute, the Parties shall continue to exercise their remaining respective rights, and to perform remaining respective obligations under this Contract.

ARTICLE 20 APPLICABLE LAW

20.1	Applicable Law

The formation, validity, interpretation and performance of this Contract shall be subject to the jurisdiction of the promulgated laws of China, which is publicly available and then in effective upon the execution of this Contract

ARTICLE 21 MISCELLANEOUS PROVISIONS

21.1	Amendments

This Contract may not be changed orally, but may be amended only by a written instrument signed by all Parties and approved by the Approval Authority, if such approval is necessary.

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21.2	Language

This Contract shall be written and executed in five copies in Chinese and English, and both language versions shall be equally valid. If there is any conflict between the Chinese and English version of this Contract, the Chinese version shall prevail. These copies may be executed in one or more counterparts, each of which shall be an original but all of which shall together constitute one and the same instrument.

21.3	Severability

If any provision of this Contract is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other provisions of this Contract shall nonetheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Contract is not affected in any manner adverse to any Party. Upon such determination that any provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Contract so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled.

21.4	Entire Agreement

This Contract and the appendices attached hereto (if any) constitute the entire agreement between the Parties with respect to the subject matter of this Contract and supersede all prior discussions, negotiations and agreements among them. In the event of any conflict between the terms and provisions of this Contract, and those of the articles of association or the joint feasibility study, the terms and provisions of this Contract shall prevail.

21.5	Headings

The headings used herein are for convenience only and shall not be used to interpret, construe or otherwise affect the meaning of the provisions of this Contract.

21.6	Notices

Any notice or written communication provided for in this Contract by one Party to the other Party, including but not limited to any and all writings or notices to be given thereunder, shall be given in writing in both English and Chinese and may be delivered in person or sent by registered airmail letter or by facsimile confirmed by transmittal report, to other Party at the location or fax number set forth below. The date and time of receipt of a notice or communication thereunder shall be deemed at the time of delivery if delivered in person, or at 10:00 a.m. on the tenth Business Day after its postmark in the case of an airmail letter, or one Business Day after dispatch in the case of a facsimile. All notices and communications shall be sent to the appropriate address or fax number set forth below, until the same is changed by notice given in writing to the other Party.

Party A: Zhuzhou Hexing Industrial Co., Ltd.

Attn: Wu Zengming

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Address: 5th Fl. Huanzhou Town, Lusong District, Zhuzhou City, Hu’nan Province
Phone: 86 (0731)28602088
Facsimile: 86 (0731)28602088

Party B: Natcore Asia Technology, Limited

Attn: Charles Robert PROV1NI
Address: Suite 2208, 22/F, Jardine House, 1 Connaught Place, Central, Hong Kong
Phone: 1(732)576-8800
Facsimile: 1(732)576-8809

21.7	Interpretation

The Parties acknowledge and agree that (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Contract and have contributed to its revision, (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Contract, and (c) the terms and provisions of this Contract shall be construed fairly as to both Parties, regardless of which Party was generally responsible for the preparation of this Contract.

21.8	Approval

The Contract shall be submitted by Party B to its board of directors and the Stock Exchange where its sole shareholder, Natcore Technology Inc., is listed (the “Stock Exchange”) for approval. Party B shall provide Party A with a definite response as to the decisions of its board of directors and the Stock Exchange within twenty (20) Business Days upon the signing of this Contract. The Contract shall be deemed to be approved by the board of directors of Party B and the Stock Exchange if Party B fails to provide Party A with said response within twenty (20) Business Days upon the signing of this Contract. Within twenty (20) Business Days after the date on which the Contract is approved or deemed to be approved, the Parties shall submit the Contract for approval by the Approval Authority.

[No text below but signature page hereto]

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IN WITNESS WHEREOF, each of the Parties hereto has caused this Contract to be executed by their duly authorized representatives on the date first set forth above.

Party A:	Party B:
Zhuzhou Hexing Industrial Co., Ltd.	Natcore Asia Technology, Limited

(affixed with the company’s chop)

by:	by:

Name: Wu Zengming	Name: Charles Robert PROVINI
Title: General Manager	Title: Director
Nationality: PRC	Nationality: USA

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